--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   FORM 8-K/A

                                AMENDMENT NO. 1
                                 CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 31, 1999

                         Commission File Number 1-12246

                               ----------------

                         NATIONAL GOLF PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

                  Maryland                                       95-4549193
        (State or other jurisdiction                          (I.R.S. Employer
              of incorporation)                            Identification Number)

          2951 28th Street, Suite 3001 Santa Monica, California 90405
              (Address of principal executive offices) (Zip Code)

                                 (310) 664-4100
              (Registrant's telephone number, including area code)

                                 NOT APPLICABLE
   (Former name, former address and former fiscal year, if changed since last report)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   This Form 8-K/A, Amendment No. 1, is being filed for the purpose of filing the financial statements and pro forma financial information required by Item 7 with respect to the Current Report on Form 8-K filed by National Golf Properties, Inc. (the "Company") on April 15, 1999 regarding its subsidiary, National Golf Operating Partnership, L.P. ("NGOP"), which purchased fee interests in 15 golf courses and long-term leasehold interests in five golf courses and made a participating mortgage loan secured by an additional golf course (collectively, the "Acquired Cobblestone Courses"). However, the parties to such transactions are still finalizing adjustments to the purchase price.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

   (a) Financial Statements of Business Acquired--Cobblestone Golf

     Report of Independent Accountants....................................  F-1

     Combining Consolidated Balance Sheets as of March 29, 1999...........  F-2

     Combining Consolidated Statements of Operations for the period May
      29, 1998 to March 29, 1999..........................................  F-3

     Combining Consolidated Statements of Division Equity.................  F-4

     Combining Consolidated Statements of Cash Flows......................  F-5

     Notes to Combining Consolidated Financial Statements.................  F-6

   (b) Pro Forma Financial Information

     Combined Condensed Statement of Operations for the quarter ended
      March 31, 1999 and the year ended December 31, 1998................. F-15

     Combined Condensed Balance Sheet as of March 31, 1999................ F-16

   (c) Exhibits

   Exhibit No.  Description
   -----------  -----------
      23.1      Consent of Independent Accountants

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NATIONAL GOLF PROPERTIES, INC.

                                                  /s/ William C. Regan
Date: June 14, 1999                       By: _________________________________
                                                      William C. Regan
                                               Vice President--Controller and
                                                         Treasurer

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
 Meditrust Corporation and
 Meditrust Operating Company:

   In our opinion, the accompanying combining consolidated balance sheets, and the related combining consolidated statements of operations, division equity and of cash flows present fairly, in all material respects, the combining consolidated financial position of Cobblestone Golf and its operating divisions, as defined in Note 1, as of March 29, 1999, and the results of their operations and their cash flows for the period beginning May 29, 1998 and ending March 29, 1999 in conformity with generally accepted accounting principles. These combining consolidated financial statements are the responsibility of the Meditrust Companies' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Las Vegas, Nevada
May 7, 1999

                                COBBLESTONE GOLF

                     COMBINING CONSOLIDATED BALANCE SHEETS

                                 March 29, 1999
                                 (in thousands)

                                      Courses   Courses  Courses                Combined
                                     Acquired   Acquired Acquired Eliminating Consolidated
                          Corporate by ClubCorp  by NGP   by AGC    Entries      Total
                          --------- ----------- -------- -------- ----------- ------------
         ASSETS
         ------
Current assets:
  Cash and cash
   equivalents..........   $ 2,011   $    281   $    184  $    7   $    --      $  2,483
  Accounts receivable
   (net of allowance of
   $359)................       555      2,331      1,562     --         --         4,448
  Inventory.............       --       1,943      1,967      63        --         3,973
  Current portion of
   notes receivable (net
   of allowance of
   $184)................       --       2,388      1,132     --         --         3,520
  Prepaid expenses and
   other current
   assets...............       243        410        353       2        --         1,008
                           -------   --------   --------  ------   --------     --------
   Total current
    assets..............     2,809      7,353      5,198      72        --        15,432
Property, equipment and
 leasehold interests,
 net....................     2,172    223,134    169,752   3,031        --       398,089
Tradename (net of
 accumulated
 amortization of $357)..       --       4,606      3,550      57        --         8,213
Notes receivable (net of
 allowance of $166).....       --       2,016      1,140     --         --         3,156
Other assets............         5        723        555      27        --         1,310
Intercompany
 receivables............    42,913        --         --      --     (42,913)         --
                           -------   --------   --------  ------   --------     --------
   Total assets.........   $47,899   $237,832   $180,195  $3,187   $(42,913)    $426,200
                           =======   ========   ========  ======   ========     ========
        LIABILITIES AND DIVISION EQUITY
        -------------------------------
Current liabilities:
  Accounts payable......   $   557   $  1,277   $  1,102  $   45   $    --      $  2,981
  Accrued payroll and
   related expenses.....     2,131        329        290       8        --         2,758
  Accrued property
   taxes................         3        411        432      (5)       --           841
  Other current
   liabilities..........         1        230        350     --         --           581
  Deferred revenue......       --       1,733      1,491       7        --         3,231
  Current portion of
   long-term debt.......       --         --         647     --         --           647
  Current portion of
   capital lease
   obligations..........       --       1,007      1,101      17        --         2,125
  Current portion of
   deferred purchase
   price................       --         222        --      --         --           222
  Minority interest.....       --         314        --      --         --           314
                           -------   --------   --------  ------   --------     --------
   Total current
    liabilities.........     2,692      5,523      5,413      72        --        13,700
                           -------   --------   --------  ------   --------     --------
Long-term debt, less
 current portion........       --          --      5,538     --         --         5,538
Capital lease
 obligations, less
 current portion........       --       2,223      2,301      20        --         4,544
Long-term deferred
 revenue................       --       6,489      4,218     --         --        10,707
Deferred purchase price,
 less current portion...       --          86        --      --         --            86
Other long-term
 liabilities............       --         --         148     --         --           148
Intercompany payables...       --      25,868     16,414     631    (42,913)         --
                           -------   --------   --------  ------   --------     --------
   Total liabilities....     2,692     40,189     34,032     723    (42,913)      34,723
Commitments and
 contingencies
Division equity.........    45,207    197,643    146,163   2,464        --       391,477
                           -------   --------   --------  ------   --------     --------
   Total liabilities and
    division equity.....   $47,899   $237,832   $180,195  $3,187   $(42,913)    $426,200
                           =======   ========   ========  ======   ========     ========

   The accompanying notes are an integral part of these combining consolidated financial statements.

                                COBBLESTONE GOLF

                COMBINING CONSOLIDATED STATEMENTS OF OPERATIONS

                 For the period May 29, 1998 to March 29, 1999
                                 (In thousands)

                                     Courses   Courses   Courses                Combined
                                    Acquired   Acquired  Acquired Eliminating Consolidated
                         Corporate by ClubCorp  by NGP    by AGC    Entries      Total
                         --------- ----------- --------  -------- ----------- ------------
Revenue:
  Golf..................  $   --    $ 32,890   $ 33,288   $1,056    $   --     $  67,234
  Food and beverage.....      --       8,139      8,947       82        --        17,168
  Other.................      --       6,378      4,069      184        --        10,631
                          -------   --------   --------   ------    -------    ---------
    Total revenue.......      --      47,407     46,304    1,322        --        95,033
                          -------   --------   --------   ------    -------    ---------
Expenses:
  Golf course
   operations...........      --      33,206     32,390      765        --        66,361
  Food and beverage.....      --       2,804      3,017       29        --         5,850
  Depreciation and
   amortization.........      108      9,030      7,003      175       (108)      16,208
  Amortization of
   goodwill.............      --       2,964      2,284       37        --         5,285
  General and
   administrative.......    5,646      2,884      2,781       79     (5,646)       5,744
  Costs associated with
   unsuccessful
   acquisitions.........    1,867        --         --       --         --         1,867
  Interest..............        9        326      1,014        3        --         1,352
  Allocation of
   corporate expenses...   (5,754)       --         --       --       5,754          --
  Goodwill impairment
   charge...............      --      82,057     63,208    1,016        --       146,281
                          -------   --------   --------   ------    -------    ---------
    Total expenses......    1,876    133,271    111,697    2,104        --       248,948
                          -------   --------   --------   ------    -------    ---------
Loss before income
 taxes..................   (1,876)   (85,864)   (65,393)    (782)       --      (153,915)
Provisions for income
 taxes..................      --         --         --       --         --           --
                          -------   --------   --------   ------    -------    ---------
Net loss................  $(1,876)  $(85,864)  $(65,393)  $ (782)   $   --     $(153,915)
                          =======   ========   ========   ======    =======    =========



  The accompanying notes are an integral part of these combining consolidated financial statements.

                                COBBLESTONE GOLF

              COMBINING CONSOLIDATED STATEMENTS OF DIVISION EQUITY

                 For the period May 29, 1998 to March 29, 1999
                                 (In thousands)


                                     Courses   Courses   Courses    Combined
                                    Acquired   Acquired  Acquired Consolidated
                         Corporate by ClubCorp  by NGP    by AGC     Total
                         --------- ----------- --------  -------- ------------
Meditrust Companies'
 investment in division
 equity, beginning of
 period.................  $   --    $ 16,758   $ 39,102   $  --    $  55,860
Net loss................   (1,876)   (85,864)   (65,393)    (782)   (153,915)
Contribution of capital
 from Meditrust
 Companies..............   47,083    266,749    172,454    3,246     489,532
                          -------   --------   --------   ------   ---------
Meditrust Companies'
 investment in division
 equity, end of period..  $45,207   $197,643   $146,163   $2,464   $ 391,477
                          =======   ========   ========   ======   =========



  The accompanying notes are an integral part of these combining consolidated financial statements.

                                COBBLESTONE GOLF

                COMBINING CONSOLIDATED STATEMENTS OF CASH FLOWS

                 For the period May 29, 1998 to March 29, 1999
                                 (In thousands)

                                     Courses    Courses   Courses    Combined
                                    Acquired   Acquired   Acquired Consolidated
                         Corporate by ClubCorp  by NGP     by AGC     Total
                         --------- ----------- ---------  -------- ------------
Operating activities:
  Net loss..............  $(1,876)  $ (85,864) $ (65,393)  $ (782)  $(153,915)
  Adjustments to
   reconcile net loss to
   net cash provided by
   (used in) operating
   activities:
    Depreciation and
     amortization.......      108      11,940      9,235      210      21,493
    Goodwill impairment
     charge.............      --       82,057     63,208    1,016     146,281
    Changes in assets
     and liabilities:
      Notes and accounts
       receivable.......     (214)       (860)       (88)       1      (1,161)
      Inventory.........      --         (105)       (15)      13        (107)
      Prepaid expenses
       and other
       assets...........     (206)       (917)      (416)       3      (1,536)
      Accounts payable,
       accrued
       liabilities and
       deferred
       revenue..........   (3,671)      5,447      2,159      (24)      3,911
                          -------   ---------  ---------   ------   ---------
      Net cash provided
       by (used in)
       operating
       activities.......   (5,859)     11,698      8,690      437      14,966
                          -------   ---------  ---------   ------   ---------
Investing activities:
  Payments to minority
   interest holders.....      --         (661)       --       --         (661)
  Acquisitions, net of
   cash acquired........      --     (141,883)  (100,750)     --     (242,633)
  Additions to property,
   equipment and
   leasehold interests..   (1,688)    (10,858)    (4,973)    (247)    (17,766)
                          -------   ---------  ---------   ------   ---------
      Net cash provided
       by (used in)
       investing
       activities.......   (1,688)   (153,402)  (105,723)    (247)   (261,060)
                          -------   ---------  ---------   ------   ---------
Financing activities:
  Cash contributions
   from Meditrust
   Companies............   17,785     162,296     72,033   (2,509)    249,605
  Principal payments on
   long term debt and
   capital leases.......      --       (1,439)    (1,426)      (8)     (2,873)
  Payments on deferred
   purchase price.......      --         (154)       --       --         (154)
  Intercompany..........   (8,227)    (18,753)    24,646    2,334         --
                          -------   ---------  ---------   ------   ---------
      Net cash provided
       by (used in)
       financing
       activities.......    9,558     141,950     95,253     (183)    246,578
                          -------   ---------  ---------   ------   ---------
Net increase (decrease)
 in cash and cash
 equivalents............    2,011         246     (1,780)       7         484
Cash and cash
 equivalents at
 beginning of period....      --           35      1,964      --        1,999
                          -------   ---------  ---------   ------   ---------
Cash and cash
 equivalents at end of
 period.................  $ 2,011   $     281  $     184   $    7   $   2,483
                          =======   =========  =========   ======   =========

  The accompanying notes are an integral part of these combining consolidated financial statements.

                               COBBLESTONE GOLF

             NOTES TO COMBINING CONSOLIDATED FINANCIAL STATEMENTS
                            (Dollars in thousands)

1. Basis of Presentation:

   The accompanying combining consolidated financial statements are comprised of The Cobblestone Golf Companies, Inc., Meditrust Golf Group, Inc., and Meditrust Golf Group II, Inc. (together "Cobblestone Golf"). Cobblestone Golf is engaged in the ownership, leasing, operation and management of golf course properties and related facilities. As of March 29, 1999, Cobblestone Golf owned 35 courses, one of which is under development, had leasehold interests in nine courses, one of which is under development and operated one course under a management agreement.

   Meditrust Operating Company and Meditrust Corporation (together the "Meditrust Companies") are two separate companies, the stocks of which trade on the New York Stock Exchange as a single unit under a stock pairing arrangement. The Cobblestone Golf Companies, Inc. is a wholly owned subsidiary of Meditrust Operating Company. Meditrust Golf Group, Inc. is a wholly owned subsidiary of Meditrust Corporation. Meditrust Golf Group II, Inc. is 99% owned by Meditrust Corporation, with the remaining 1% balance owned by Meditrust Operating Company.

   The accompanying combining consolidated financial statements present the "carved-out" financial position, results of operations and cash flows of Cobblestone Golf and three operating divisions thereof as if Cobblestone Golf operated as a separate unit of the Meditrust Companies, and the divisions operated as separate units of Cobblestone Golf. The courses included in each operating division are grouped based on the ultimate acquiring entity as a result of the sale of Cobblestone Golf by the Meditrust Companies (see Note
13). The divisional abbreviations represent the following ultimate acquiring companies; "ClubCorp": ClubCorp, Inc. and subsidiaries, "NGP": National Golf Properties, and "AGC": American Golf Corporation. Amounts presented under "Corporate" represent the net assets and operating results of the administrative function of the combined operations.

   The assets and liabilities contained herein are presented at historical cost, based upon "push-down" accounting afforded to the Meditrust Companies as a result of their acquisition of Cobblestone Holdings, Inc. on May 29, 1998 and eleven courses acquired subsequent to May 29, 1998, as more fully described in Note 3. The accompanying carved out financial statements reflect only debt obligations to third parties and do not include an allocation of the Meditrust Companies' general corporate indebtedness (see Note 8). The financial statements presented may not be indicative of the financial position, results of operations and cash flows had Cobblestone Golf or the divisions presented operated as non-affiliated entities.

2. Significant Accounting Policies:

Principles of Combination and Consolidation

   The combining consolidated financial statements include the accounts of Cobblestone Golf and its subsidiaries. All significant inter-company and inter-entity balances and transactions have been eliminated.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and investments with original maturities of less than 90 days.

                               COBBLESTONE GOLF

   The Meditrust Companies utilize a centralized cash management system to provide financing for its operations, including those of Cobblestone Golf. Cobblestone Golf's cash requirements are satisfied by the results of golf operations, as well as transactions with the Meditrust Companies (see Note 8).

   As of March 29, 1999, cash balances of $428 (NGP) are restricted under lease agreements for use towards capital improvements.

Concentration of Credit Risk

   Cobblestone Golf's cash equivalents are held by what management considers to be high credit-quality financial institutions. Management believes no significant concentration of credit risk exists with respect to these investments.

   Cobblestone Golf's concentration of credit risk with respect to its accounts receivable is limited due to the geographic dispersion of golf courses and the large number of golf course members and others from whom the receivables are to be collected.

Inventories

   Inventories are carried at the lower of cost (first-in, first-out) or market.

Property, Equipment and Leasehold Interests

   Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets which are generally as follows:

     Depreciable land improvements................................ 20 years
     Buildings and improvements................................... 30 years
     Equipment, furniture and fixtures............................ 3 to 10 years

   Leasehold improvements, equipment recorded under capital leases and property and equipment related to leased facilities are depreciated and amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets. Costs associated with the acquisition of leasehold interests in golf facilities have been capitalized and are amortized over the remaining life of the related lease (2 to 27 years). Golf course facility construction in progress is carried at cost. Interest associated with, or allocable to golf course facility construction in progress is capitalized until construction is completed. The amount capitalized is based upon a rate of interest which approximates the Meditrust Companies' weighted average rate of borrowing.

Intangible Assets

   Goodwill represents the excess of cost over the fair value of assets acquired and is amortized using the straight-line method over 20 years (see
Note 13).

   In connection with the acquisition of Cobblestone Holdings, Inc. and subsidiaries by the Meditrust Companies, the Cobblestone trade name was recorded at its fair value of $8,570. This intangible asset is being amortized using the straight-line method over 20 years.

                               COBBLESTONE GOLF

Impairment of Long-Lived Assets and Intangibles

   The Meditrust Companies assess the recoverability of long-lived assets and certain identifiable intangibles whenever adverse events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the expected future cash flows (undiscounted and without interest charges) are not sufficient to support the recorded asset, an impairment would be recognized to reduce the carrying value to its net realizable value (see Note 13).

Revenue and Deferred Revenue

   Operating revenue is recognized when received except from dues and fees paid in advance which are recognized over the period during which the dues and fees allow the members access to the facilities. Cobblestone Golf recognizes revenue on non-refundable initiation fees using the straight-line method over the average life of an active membership. As of March 29, 1999, the estimated average life of an active membership is 7 years. In addition, the incremental direct selling costs incurred in connection with initiation fees are deferred and amortized in a manner consistent with the related revenue.

Income Taxes

   Meditrust Corporation has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and believes it has met all the requirements for qualification as such. Accordingly, Meditrust Corporation will not be subject to federal income taxes on amounts distributed to shareholders, provided it distributes at least 95% of its REIT taxable income annually and meets other requirements for qualifying as a REIT. Therefore, no provision for federal income taxes is believed necessary for the activity of Meditrust Golf Group, Inc.

   Meditrust Operating Company provides for taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Under this method, the Meditrust Operating Company recognizes deferred tax assets and liabilities for the expected future tax effects of temporary differences between the carrying amounts and the tax bases of assets and liabilities, as well as operating loss carry-forwards.

3. Acquisitions:

   During March and May 1998, Meditrust Golf Group, Inc. purchased seven golf courses for an aggregate purchase price of approximately $56,000. The operations were then contributed to the Cobblestone Golf Companies, Inc. upon completion of the transaction described below.

   On May 29, 1998 the Meditrust Companies completed their merger with Cobblestone Holdings, Inc. Under the terms of the merger agreement, Cobblestone Holdings, Inc. merged into Meditrust Corporation, with Meditrust Corporation being the surviving Corporation. Prior to the merger, Meditrust Operating Company entered into an asset transfer agreement with Cobblestone Golf Group, Inc., a wholly owned subsidiary of Cobblestone Holdings, Inc. whereby Cobblestone Golf Group, Inc. transferred certain non-real estate assets to Meditrust Operating Company.

   In order to consummate the transaction, the Meditrust Companies issued paired common stock with an aggregate market value of approximately $230,000 and issued options valued at $10,863. In addition, Meditrust Corporation assumed and paid approximately $170,000 of Cobblestone's long-term debt and associated costs. The total consideration paid in connection with the Cobblestone Golf merger was approximately $420,000. The excess of the purchase price over the fair value of the net assets acquired was approximately $151,500.

                               COBBLESTONE GOLF

   During the period from May 29, 1998 to March 29, 1999, Cobblestone Golf acquired the golf courses listed below. Each property was purchased from an unaffiliated party. The cash portion of the acquisitions was funded by the Meditrust Companies.

   Property                                              Date        Location
   --------                                          ------------ --------------
   Deercreek Country Club........................... June, 1998   Florida
   Devil's Ridge.................................... July, 1998   North Carolina
   Lochmere......................................... July, 1998   North Carolina
   The Neuse........................................ July, 1998   North Carolina
   Oak Valley....................................... July, 1998   North Carolina
   Kiskiack......................................... July, 1998   Virginia
   Nag's Head....................................... July, 1998   North Carolina
   The Currituck Club............................... July, 1998   North Carolina
   Champions Club of Atlanta........................ August, 1998 Georgia
   Whitestone....................................... August, 1998 Texas
   Blackstone....................................... June, 1998   Texas

   The effect on operations had these courses been acquired as of the beginning of the period would not have been significant.

4. Property, Equipment and Leasehold Interests:

   Property, equipment and leasehold interests consist of the following at March 29, 1999:

                                   Corporate ClubCorp   NGP     AGC    Total
                                   --------- -------- -------- ------ --------
   Land...........................  $  --    $ 26,964 $ 19,599 $  --  $ 46,563
   Land improvements..............     --     139,598   89,992    147  229,737
   Buildings and improvements.....   1,030     43,907   31,349     15   76,301
   Equipment, furniture and
    fixtures......................   1,249     16,670   12,270    526   30,715
   Leasehold interests............     --         --    20,945  2,696   23,641
   Construction in progress.......     --       4,743    2,439    --     7,182
                                    ------   -------- -------- ------ --------
                                     2,279    231,882  176,594  3,384  414,139
   Less accumulated depreciation
    and amortization..............     107      8,748    6,842    353   16,050
                                    ------   -------- -------- ------ --------
   Property, equipment and
    leasehold interests, net......  $2,172   $223,134 $169,752 $3,031 $398,089
                                    ======   ======== ======== ====== ========

   Land improvements include $69,593 ($42,221,ClubCorp; $27,369, NGP, $3, AGC) of non-depreciable golf course improvements consisting of tees, fairways, roughs, trees, greens, bunkers and sand traps at March 29, 1999.

   In connection with the purchase of The Hills of Lakeway, the ClubCorp division of Cobblestone Golf is required to pay a deferred purchase price equal to the greater of approximately $4 per membership or 25% of Initiation Fees, as defined, collected for the first three hundred memberships sold.

   The outstanding balance of the deferred purchase price of $308 is scheduled to be paid in monthly installments through fiscal 2000.

                               COBBLESTONE GOLF

5. Notes Receivable:

   Notes receivable consists of promissory notes made by golf club members for the payment of initiation fees. The notes carry below market or no interest rates, amortize monthly or annually and generally have a term of three to five years. Management periodically assesses the collectibility of the notes receivable and reserves for the portion that is doubtful of being collected. The notes are collateralized by the underlying golf club membership and Cobblestone Golf has full recourse against the member. Cobblestone Golf's notes receivable balance as of March 29, 1999 was comprised of the following:

                                                       ClubCorp   NGP    Total
                                                       --------  ------  ------
   Gross notes receivables............................ $ 5,246   $2,726  $7,972
   Less allowance for uncollectible accounts..........    (232)    (118)   (350)
   Less allowance for imputed interest................    (610)    (336)   (946)
                                                       -------   ------  ------
     Net notes receivable.............................   4,404    2,272   6,676
   Less current portion...............................   2,388    1,132   3,520
                                                       -------   ------  ------
                                                       $ 2,016   $1,140  $3,156
                                                       =======   ======  ======

6. Long-Term Debt:

   Long-term debt consists of the following at March 29, 1999:

                                                                          NGP
                                                                         ------
   5% uncollateralized note payable, due October 1999................... $  245
   8% uncollateralized note payable, due monthly through 2007...........    238
   Variable rate note payable, effective interest rate 10.47%, due monthly through 2014, collateralized by the assets of The Vineyard at Escondido........................................................  5,472
   10% imputed interest note payable, due January 2000,
    uncollateralized....................................................    230
                                                                         ------
                                                                          6,185
   Less current portion.................................................    647
                                                                         ------
   Total long-term debt................................................. $5,538
                                                                         ======

   Scheduled payments of principal on long-term debt for each of the next five years and thereafter, are as follows at March 29, 1999:

                                                                           NGP
                                                                          ------
       2000.............................................................. $  647
       2001..............................................................    190
       2002..............................................................    210
       2003..............................................................    232
       2004..............................................................    258
       Thereafter........................................................  4,648
                                                                          ------
                                                                          $6,185
                                                                          ======

                               COBBLESTONE GOLF

7. Leases:

   Cobblestone Golf leases nine golf facilities. The leases expire in various years through 2025. Rent expense for the period May 29, 1998 to March 29, 1999 was as follows:

                                           Corporate ClubCorp  NGP   AGC  Total
                                           --------- -------- ------ ---- ------
   Rent expense...........................   $359      $611   $2,299 $197 $3,466

   Cobblestone Golf leases certain golf carts and maintenance equipment under capital leases with terms of two to five years. Included in equipment, furniture and fixtures in the accompanying combining consolidated balance sheet is equipment under capital leases totaling $8,066 at March 29, 1999. Accumulated amortization of equipment under capital leases totaled $1,324 as of the balance sheet date.

   Scheduled payments of lease obligations for each of the next five years and thereafter, are as follows at March 29, 1999:

  Capital leases:

                                   Corporate ClubCorp    NGP    AGC    Total
                                   --------- --------  -------  ----  -------
   2000...........................   $ --    $ 1,392   $ 1,471  $ 19  $ 2,882
   2001...........................     --      1,230     1,345    18    2,593
   2002...........................     --        761       774     2    1,537
   2003...........................     --        606       448     1    1,055
   2004...........................     --         67       147    --      214
   Thereafter.....................     --        --        --     --      --
                                     -----   -------   -------  ----  -------
   Total minimum lease payments...     --      4,056     4,185    40    8,281
   Amount representing interest...     --       (826)     (783)   (3)  (1,612)
                                     -----   -------   -------  ----  -------
   Present value of net minimum
    lease payments................     --      3,230     3,402    37    6,669
   Current portion................     --     (1,007)   (1,101)  (17)  (2,125)
                                     -----   -------   -------  ----  -------
                                     $ --    $ 2,223   $ 2,301  $ 20  $ 4,544
                                     =====   =======   =======  ====  =======

                                        Corporate ClubCorp   NGP   AGC   Total
                                        --------- -------- ------- ---- -------
   2000................................  $  444    $  648  $ 2,261 $ 54 $ 3,407
   2001................................     444       639    2,261   54   3,398
   2002................................     444       639    2,261   54   3,398
   2003................................     444       639    2,261   54   3,398
   2004................................     444       639    2,261   54   3,398
   Thereafter..........................     623     1,447   22,077  630  24,777
                                         ------    ------  ------- ---- -------
   Total minimum lease payments........  $2,843    $4,651  $33,382 $900 $41,776
                                         ======    ======  ======= ==== =======

  Operating Leases:

8. Related Party Transactions:

   The Meditrust Companies provide certain services to Cobblestone Golf primarily related to general tax preparation and consulting, legal, accounting, and certain aspects of human resources. In the opinion of management, the costs associated with these services were not material and have been excluded from this financial statement. However, this is not necessarily indicative of the level of expenses which may have been experienced had Cobblestone Golf been presented on a stand-alone basis. The amounts that would have or will

                               COBBLESTONE GOLF
be incurred on a stand-alone basis could differ significantly from the estimated amounts due to economies of scale, differences in management and/or operational practices or other factors.

   Interest expense associated with the Meditrust Companies' general corporate debt has not been allocated to Cobblestone Golf in this financial statement. An allocation of interest charges on general corporate debt to Cobblestone Golf would have resulted in approximately $16,739 of interest expense for the period ended March 29, 1999. An allocation of the debt would have resulted in an increase of $181,163 in long-term debt at March 29, 1999. The allocation methodology is based on applying the Meditrust Companies' total debt to total capitalization and a weighted average interest rate of approximately 8.39% to the Meditrust Companies' weighted average investment in Cobblestone Golf. Management believes this allocation is reasonable.

   In connection with the sale of Cobblestone Golf described in Note 13, the Meditrust Companies have accrued a liability of $5,624 for bonuses paid to Cobblestone employees as an incentive to stay with Cobblestone Golf through the closing date of the sale. As such amount is an obligation of the Meditrust Companies, no liability has been reflected in the combining consolidated financial statements of Cobblestone Golf.

9. Employee Benefit Plan:

   Cobblestone Golf maintains an employee savings plan (the "Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, which covers employees who have met certain eligibility requirements, participating employees may defer up to 17% of their pretax earnings, up to $9,500. Cobblestone Golf matches up to 20% of the employee's contributions, up to a maximum of 4% of the employee's earnings.

10. Stock Option Plan:

   As an operating unit of the Meditrust Companies, Cobblestone Golf does not have an employee stock option plan; however, certain employees of Cobblestone Golf participate in the Meditrust Companies' stock option plans. These plans provide for the grant of incentive and nonqualified options at an exercise price that is 100% of the fair market value on the date of grant. The Meditrust Companies apply APB 25 and related Interpretations in accounting for stock options. Accordingly, no compensation expense is reflected in the financial statements.

   As of March 29, 1999, the employees of Cobblestone Golf hold a total of 7,495 options to purchase the Meditrust Companies' stock, all of which are exercisable at the balance sheet date. The option prices range from $3.95 to $4.42 per share at March 29, 1999. Compensation costs related to such options would have been approximately $5 for the period from May 29, 1998 to March 29, 1999 had the Meditrust Companies followed the fair value method at the grant date of option awards.

11. Commitments and Contingent Liabilities:

   Cobblestone Golf has certain obligations to provide partial credit on certain future memberships, at agreed upon terms, to residential developers of properties adjacent to certain golf facilities.

   Cobblestone Golf is party to various commitments, claims and routine litigation arising in the ordinary course of business. Management does not believe that the result of such commitments, claims and litigation, individually or in the aggregate, will have a material effect on the business or its income, cash flows or financial condition.

   The Meditrust Corporation's equity interests in Cobblestone Golf have been pledged to Meditrust Corporation's lenders under its senior credit facility and to entitled bondholders.

                               COBBLESTONE GOLF

   Certain subsidiaries of Cobblestone Golf have guaranteed Meditrust Corporation's obligations, or Meditrust Operating Company's guaranty thereof, under Meditrust Corporation's senior credit facility.

   These guarantee obligations were terminated upon completion of the sale described in Note 13.

   Meditrust Corporation's senior credit facility contains a notice provision applicable to transfer transactions.

12. Income Taxes:

   The income tax provision consists of the following:

                                      Corporate ClubCorp    NGP    AGC    Total
                                      --------- --------  -------  ----  -------
   Federal
     Current.........................  $ 3,485  $ 1,530   $ 2,165  $ 85  $ 7,265
     Deferred........................   (3,485)  (1,530)   (2,165)  (85)  (7,265)
                                       -------  -------   -------  ----  -------
                                       $   --   $   --    $   --   $ --  $   --
                                       =======  =======   =======  ====  =======

   The difference between income taxes computed using the U.S. statutory Federal income tax rate of 35% and actual tax provision as reflected in the accompanying statements of operations is as follows:

                                 Corporate ClubCorp    NGP      AGC    Total
                                 --------- --------  --------  -----  --------
   Expected income tax
    benefit....................   $   656  $ 30,052  $ 22,888  $ 274  $ 53,870
   Net income (loss) from REIT
    activities.................       631   (26,994)  (20,466)  (235)  (47,064)
   Operating losses not
    available for tax benefit..    (1,287)   (3,058)   (2,422)   (39)   (6,806)
                                  -------  --------  --------  -----  --------
                                  $   --   $    --   $    --   $  --  $    --
                                  =======  ========  ========  =====  ========

   The components of Cobblestone Golf's deferred tax assets and liabilities as of March 29, 1999 are as follows:

                                   Corporate ClubCorp    NGP    AGC    Total
                                   --------- --------  -------  ----  -------
   Deferred tax assets
     Net operating loss
      carryforward................  $ 1,220  $   535   $   758  $ 30  $ 2,543
     Long term deferred revenue...      --     2,271     1,476    --    3,747
     Other, net...................       67      252       188     9      516
                                    -------  -------   -------  ----  -------
   Gross deferred tax assets......    1,287    3,058     2,422    39    6,806
     Valuation allowance..........   (1,287)  (3,058)   (2,422)  (39)  (6,806)
                                    -------  -------   -------  ----  -------
                                    $   --   $   --    $   --   $ --  $   --
                                    =======  =======   =======  ====  =======

   A valuation allowance has been established due to the uncertainty of realizing the loss carryforward and deferred tax assets.

13. Sale of Cobblestone Golf:

   On February 10, 1999 the Meditrust Companies entered into an agreement (the "Purchase Agreement") to sell Cobblestone Golf to Golf Acquisitions LLC, an entity controlled by ClubCorp, NGP and AGC. The sale transaction closed based on balances as of March 29, 1999. Proceeds to the Meditrust Companies were $391,278, subject to a closing adjustment as defined in the Purchase Agreement.

                               COBBLESTONE GOLF

   As a result of the significant difference between the selling price in the stock purchase agreement and the amount invested in Cobblestone Golf by the Meditrust Companies, Cobblestone Golf determined that the goodwill recorded at the time of the Meditrust Companies' acquisition would not be realized. As such, the remaining unamortized balance of the goodwill was written off and charged to earnings on February 10, 1999.

14. Supplementary Disclosures of Cash Flow Information:

                                      Corporate ClubCorp  NGP   AGC    Total
                                      --------- -------- ------ ---- ---------
   Cash paid during the period for
    interest........................    $  9     $  326  $1,014 $  3 $   1,352
                                        ====     ======  ====== ==== =========
   Non-cash investing and financing
    activities:
     Capital leases entered into for
      new equipment.................    $ --     $3,062  $2,487 $ -- $   5,549
                                        ====     ======  ====== ==== =========
   In connection with golf course
    acquisitions:
     Fair value of assets acquired,
      exclusive of goodwill.........                                 $ 368,457
                                                                     =========
     Goodwill.......................                                 $ 151,404
                                                                     =========
     Fair value of liabilities
      assumed.......................                                 $ (36,053)
                                                                     =========
     Value of paired shares issued
      to purchase Cobblestone
      Holdings, Inc.................                                 $(241,175)
                                                                     =========
     Cash, net......................                                 $(242,633)
                                                                     =========

          PRO FORMA COMBINED CONDENSED FINANCIAL DATA FOR THE COMPANY

   The following unaudited pro forma combined condensed financial information reflects the acquisition of the Acquired Cobblestone Courses by NGOP and that NGOP paid in total approximately $191.8 million, including loan costs of approximately $4.5 million for NGOP's new $300 million unsecured revolving credit facility, which investment was financed by approximately $186.2 million of cash and approximately $5.6 million of assumed notes. The pro forma statement of operations for the three months ended March 31, 1999 and the year ended December 31, 1998 assumes the Acquired Cobblestone Courses occurred on January 1, 1998.

   The historical financial information of the Company as of and for the three months ended March 31, 1999 and the year ended December 31, 1998 have been derived from the Company's consolidated financial statements. The pro forma financial information should be read in conjunction with the accompanying notes thereto and with the financial statements of the Company. The pro forma combined condensed financial information does not purport to be indicative of the financial position or operating results which would have been achieved had the Acquired Cobblestone Courses been consummated as of the dates indicated and should not be construed as representative of future financial position or operating results. In the opinion of the Company's management, all adjustments necessary to reflect the effects of the acquisition have been made.

                                            Pro Forma                                Pro Forma
                               Historical  Adjustments     Pro Forma    Historical  Adjustments    Pro Forma
                              ------------ -----------    ------------ ------------ -----------   ------------
                                                                       Three Months               Three Months
                               Year Ended   Acquired       Year Ended     Ended      Acquired        Ended
                              December 31, Cobblestone    December 31,  March 31,   Cobblestone    March 31,
                                  1998       Courses          1998         1999       Courses         1999
                              ------------ -----------    ------------ ------------ -----------   ------------
                                                 (In thousands, except per share data)
Statement of Operations
 Data:
Revenues
  Rent......................    $ 83,350    $ 16,779 (1)    $100,129     $20,507      $4,434 (1)    $24,941
  Equity in income from
   joint venture............         385         --              385         105         --             105
                                --------    --------        --------     -------      ------        -------
Total revenues..............      83,735      16,779         100,514      20,612       4,434         25,046
                                --------    --------        --------     -------      ------        -------
Expenses
  General & administrative..       5,156         --            5,156       1,379         --           1,379
  Depreciation &
   amortization.............      27,079       8,878 (2)      35,957       7,350       2,219 (2)      9,569
                                --------    --------        --------     -------      ------        -------
Total expenses..............      32,235       8,878          41,113       8,729       2,219         10,948
                                --------    --------        --------     -------      ------        -------
  Interest expense..........     (20,350)    (15,652)(3)     (36,002)     (5,692)     (3,913)(3)     (9,605)
  Interest income...........       1,170         --            1,170         543         --             543
  Other income..............       1,845         --            1,845          12         --              12
                                --------    --------        --------     -------      ------        -------
Income before provision for
 taxes and minority
 interest...................      34,165      (7,751)         26,414       6,746      (1,698)         5,048
Provision for taxes.........        (231)        --             (231)        (57)        --             (57)
Minority interest...........     (17,292)      3,216 (4)     (14,076)     (3,775)        701 (4)     (3,074)
                                --------    --------        --------     -------      ------        -------
Net income..................    $ 16,642    $ (4,535)       $ 12,107     $ 2,914      $ (997)       $ 1,917
                                ========    ========        ========     =======      ======        =======
Basic earnings per share        $   1.33                    $   0.97     $  0.23                    $  0.15
Weighted average number
 of shares..................      12,497                      12,497      12,622                     12,622
Diluted earnings per share..    $   1.32                    $   0.96     $  0.23                    $  0.15
Weighted average number
 of shares..................      12,599                      12,599      12,687                     12,687

                  PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                         FOR THE COMPANY--(Continued)

                                                    Pro Forma
                                      Historical   Adjustments      Pro Forma
                                    -------------- -----------    --------------
                                                    Acquired
                                                   Cobblestone
                                    March 31, 1999   Courses      March 31, 1999
                                    -------------- -----------    --------------
Balance Sheet Data(5):
Assets
Net property.......................    $724,605     $ 12,655 (6)     $737,260
Cash and cash equivalents..........       1,627          --             1,627
Investments........................         200          --               200
Mortgage notes receivable..........      27,855      (12,655)(6)       15,200
Investment in joint venture........       7,537          --             7,537
Due from affiliate.................       1,663          --             1,663
Other assets, net..................      19,427          --            19,427
                                       --------     --------         --------
  Total assets.....................    $782,914     $    --          $782,914
                                       ========     ========         ========
Liabilities and Stockholders'
 Equity
Notes payable......................    $462,874     $    --          $462,874
Accounts payable and other
 liabilities.......................      24,645          --            24,645
                                       --------     --------         --------
  Total liabilities................     487,519          --           487,519
                                       --------     --------         --------
Minority interest..................     164,766          --           164,766
                                       --------     --------         --------
Common stock.......................         126          --               126
Additional paid in capital.........     135,823          --           135,823
Unamortized restricted stock
 compensation......................      (5,320)         --            (5,320)
                                       --------     --------         --------
  Total stockholders' equity.......     130,629          --           130,629
                                       --------     --------         --------
  Total liabilities and
   stockholders' equity............    $782,914     $    --          $782,914
                                       ========     ========         ========

--------
(1) Reflects assumed rents at 8.75% of NGOP's initial investment of approximately $191.8 million, including loan costs of approximately $4.5 million. Minimum rents will increase to 9.25% in the second year.

(2) Reflects an increase in depreciation expense due to the acquisition of the Acquired Cobblestone Courses, excluding the loan costs of approximately $4.5 million, for a total investment of approximately $187.3 million. The Acquired Cobblestone Courses are recorded at cost and depreciation is computed on a straight-line basis over the estimated useful lives of the assets as follows: (i) buildings--30 years; (ii) ground improvements--20 years; and (iii) furniture, fixtures and equipment--5 years.

(3) On March 31, 1999, the Company entered into a new $300 million unsecured revolving credit facility with a group of lenders led by The First National Bank of Chicago, as Administrative Agent. Advances under the credit facility bear interest at the Administrative Agent's alternate base rate plus the then-applicable base rate margin or, at the option of the Company, LIBOR plus the then-applicable LIBOR rate margin. The Administrative Agent's alternate base rate for any day means the greater of (i) a rate per annum equal to the corporate base rate of interest announced by the Administrative Agent from time to time, and (ii) the federal funds rate as published by the Federal Reserve Bank plus one-half percent (0.50%) per annum. The amount of the base rate margin and LIBOR rate margin vary depending upon the amount of the Company's outstanding indebtedness compared to its capitalization. Reflects interest expense on additional debt of approximately $186.2 million at an assumed weighted average rate of 7.53% that will be incurred by NGOP to cover NGOP's cash payment and approximately $5.6 million of assumed notes at a weighted average rate of 10.35%.

                  PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                         FOR THE COMPANY--(Continued)

(4) Reflects NGOP's limited partners' interest of 41.49% and 41.26% in the earnings of NGOP for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

(5) As the acquisition closed on March 31, 1999, the related balance sheet reflects the purchase price of the acquisition and related loan costs.

(6) Reflects the participating mortgage loan secured by a golf course being converted to a purchase of such golf course.